Exhibit 10.3

                                 March 24, 2003

Mr. Jubal S. Terry President/CEO Skyline Resources, Inc.
3000 Youngfield #338
Lakewood, Colorado 80215
Phone:   303-238-8712
Fax:     303-238-3190
email:   SKYLINERes@msn.com

Participation Agreement
Fly Creek Prospect (Coal Bank Draw & Slater Dome)
Moffat County, Colorado and Carbon County, Wyoming

Gentlemen:

     Skyline Resources, Inc. (hereinafter referred to as "Skyline") has previously acquired leasehold interests in and to certain oil and gas leases, as well as some mineral fee interest, covering approximately 16,000 acres, (hereinafter referred to as the "Prospect Area") that are more particularly described in those leases (the "Leases") listed in Exhibit "A" attached hereto and made a part hereof. Such interest shall be from the surface of the Earth to the base of the Mesa Verde Formation. Cedar Ridge, L.L.C. (hereinafter referred to as "Cedar Ridge"), has agreed to acquire a Thirty-Six and 666667/10000000 percent (36.666667%) working interest in the Prospect Area in accordance with the terms and conditions of this agreement (the "Agreement"), the attachments to this Agreement, and the Purchase and Sale Agreement dated February 17, 2003.

     This Agreement, together with all exhibits attached hereto and made a part hereof shall confirm and set forth the understanding of, and agreement to, the terms and conditions whereby Cedar Ridge shall acquire the right to an assignment of a Thirty-Six and 666667/10000000 percent (36.666667%) undivided working interest in and to interests in the form of leasehold interests.

                                       I.
              CONSIDERATION, ASSIGNMENT AND AREA OF MUTUAL INTEREST
              -----------------------------------------------------

1.1 At the time that Cedar Ridge and Skyline entered into the Letter of Intent dated January 14, 2003, Cedar Ridge tendered to Skyline Twenty-Five Thousand Dollars ($25,000.00) as an up front payment of a portion of the total purchase price. Cedar Ridge will, upon execution of this Agreement, pay Skyline Three Hundred Seventy-Five Thousand Dollars ($375,000.00), (hereinafter referred to as the "Acquisition Price Balance") as payment in full for a Thirty-Six and 666667/100000 percent (36.666667%) of 8/8ths working interest in the Leases within the Prospect Area as shown on Exhibit "B". Skyline shall retain 30.000000% of 8/8ths in the Prospect. As additional consideration, Cedar Ridge shall pay on behalf of Skyline its retained 30.000000% share of costs through the first $500,000.00 of Skyline's proportionate share of all costs. Thus, the total amount of consideration for paid by Cedar Ridge for its 36.666667% interest in the Prospect is Nine Hundred Thousand Dollars ($900,000.00) (i.e., $25,000.00 + $375,000.00 + $500,000.00). In the event that Cedar Ridge, at Cedar
Ridge's sole discretion, does not invest in the Prospect Area its own 36.666667% share of future funding requirements plus funding on behalf of Skyline equal to the entire $500,000 "carry" so that Skyline has not received the entire $900,000.00 consideration to be paid for Cedar Ridge's interest in the Prospect, then Cedar Ridge will earn a proportionate share of the 36.666667% working interest, which shall be in the proportion that the sum of (a) the $400,000 paid on or before the date of this Agreement, plus (b) the actual dollars invested by Cedar Ridge on behalf of Skyline pursuant to the "carry", bear to the maximum investment of $900,000.00 (e.g., $400,000/$900,000 = 44.444444% of 36.666667% =
Cedar Ridge "earned" working interest of 16.30%).

1.2 Upon receipt of the Acquisition Price Balance, Skyline shall immediately make assignment to Cedar Ridge of an undivided thirty-six and 66667/1000000 percent (36.666667%) of 8/8ths working interest in and to the Leases covering the Prospect Area acreage as identified on Exhibit "A" under a form of assignment and bill of sale mutually agreeable to both parties, with all leases being delivered at an eighty percent (80%) net revenue interest proportionately reduced to Cedar Ridge's working interest. It is understood that eight (8) of the leases are burdened by a royalty in excess of twenty percent (20%), and those particular leases are accepted by Cedar Ridge at a lower net revenue interest. Those particular leases are shown on Exhibit "AA". It is understood that the Leases assigned to Cedar Ridge do not have any burdens imposed upon them by Skyline or any of Skyline's affiliates (affiliate being any entity that has a 5% or more interest in Skyline or in which Skyline has a 5% or more interest. No party to this Agreement is to retain an override or impose any additional burdens on any new acreage acquired. Any and all existing Overriding Royalty Interests are set forth in those contracts set forth on Exhibit "A2". Included with the Acquisition Price Balance is a 36.666667% working interest in the nine (9) existing wells, and associated production and disposal equipment, as set forth on Exhibit "A1", subject to adjustment under Article 1.1 if the full $500,000 "carry" is not paid by Cedar Ridge on behalf of Skyline.

1.3 The black outlined area on the plat attached hereto and made a part hereof as Exhibit "B" shall be hereinafter referred to as the "Area of Mutual Interest," or "AMI" for the Fly Creek Prospect. Cedar Ridge shall be entitled to its proportionate share of any additional acreage acquired within the Prospect Area as provided in this Article 1.3. It is understood by the parties that Skyline is unable to deliver all of the acreage indicated in its initial negotiations with Cedar Ridge. As a result, Skyline has agreed to acquire at its sole cost and expense the leasehold described on Exhibit "AB", and to deliver to Cedar Ridge its 36.666667% proportionate share of such newly-acquired leasehold working interest in these leases within thirty (30) days of closing. In the event that Skyline fails to acquire the leases set forth on Exhibit "AB" within the time period provided, then Cedar Ridge shall have the option to acquire these interests and be credited with all of the lease costs and expenses (including, but not limited to, brokerage costs, recording fees, and lease bonus) incurred to acquire these interests against the $500,000 "carry" described herein. All other leasehold acquisitions within said AMI in addition of the leasehold interests described in Exhibit "AB" that are to be acquired by Skyline at its sole cost and expense, shall be governed by the provisions of
Article XV.10. of the Joint Operating Agreement attached as Exhibit "C".

1.4 The assignment of interests in the Leases will be subject to the provisions contained in the respective leases only and the Joint Operating Agreement attached hereto as Exhibit "C"; provided that the parties agree that until the $500,000 "carry" has been satisfied, Skyline shall be deemed to have given its consent to a proposed operation solely by notifying Cedar Ridge it consents, and Skyline shall have no obligation to comply with Article XV.5 of the Joint Operating Agreement.

1.5 Cedar Ridge understands that Skyline is currently negotiating the acquisition of additional leasehold interest in the Prospect Area that includes all rights in approximately 8,900 acres adjacent to the existing Leases and the deeper Niobrara rights on the existing Leases separate and apart from the acreage described in Exhibit "AB". The parties agree that Cedar Ridge shall supervise the additional leasehold acquisitions (outside of those described in Article 1.3 as being acquired at the sole expense of Skyline) within the Prospect Area, and that such acquisitions shall be on a "heads-up" basis with each party bearing its proportionate share of the acquisition costs, and all interests acquired will be delivered as received (i.e., no additional overriding royalty interest shall be added).

                                       II.
                 TERMS FOR OPERATIONS, INVESTMENT, AND PIPELINE
                 ----------------------------------------------

2.1 Skyline and Cedar Ridge agree that all drilling and operations on the Prospect Area will be governed by the terms and conditions of the A.A.P.L. Form 610-1982 Model Form Operating Agreement, as modified, and COPAS 1984 Onshore Accounting Procedure Joint Operations (said A.A.P.L. Form 610-1982 Model Form Operating Agreement, and COPAS 1984 Onshore Accounting Procedure Joint Operations is attached hereto and will be collectively referred to as the "Operating Agreement") which is attached hereto as Exhibit "C", and names Cedar Ridge, L.L.C. as Operator. Skyline is currently subject to one or more operating agreement(s), and Skyline by its execution of this Participation Agreement hereby agrees to have any and all other affected parties elect to terminate the existing operating agreement(s) and acknowledge that they are subject to the Operating Agreement's terms and conditions as of the Closing Date. Additionally, Skyline hereby confirms that the termination of the existing operating agreement(s) and execution of the Operating Agreement shall not adversely affect Cedar Ridge in any manner.

2.2 In the event that Cedar Ridge, in its sole discretion, determines that the development of the Prospect Area is not progressing to its satisfaction before Cedar Ridge completes its entire investment in the Prospect Area (i.e. inclusive of the time in which Cedar Ridge has "carried" Skyline for its 30.000000% working interest through the expenditure on behalf of Skyline of $500,000.00), then Cedar Ridge has the option to discontinue payments under the "carry" as set forth above. In this event, Cedar Ridge shall earn a proportionately reduced working interest in the Prospect Area, based upon its actual amount of investment as set forth in Article 1.1 above. In such an event, Cedar Ridge shall promptly re-assign to Skyline the working interest in the Prospect Area not earned by Cedar Ridge pursuant to Article 1.1, which assignment shall be in the same form, including warranties, as the assignment from Skyline to Cedar Ridge, and shall be free of any additional burdens over those contained in the assignment from Skyline to Cedar Ridge.

2.3 Skyline has secured the investment capital to build a sixteen-mile pipeline from the Prospect Area to Baggs, WY. Skyline agrees that Cedar Ridge shall be entitled to participate in and own its proportionate share, being 36.666667% of 8/8ths of the pipeline and thereby have control of its ability to market its working interest share of gas and other products.

                                      III.
                                     NOTICES


3.1 Any notice or information required to be furnished hereunder shall be in writing or by fax and given to the following parties:

CEDAR RIDGE:                                SKYLINE:
Cedar Ridge, L.L.C.                         Skyline Resources, Inc.
484 Turner Drive                            3000 Youngfield
Building B                                  Suite 338
PO Box 3524                                 Lakewood, CO  80215
Durango, CO  81302-3524                     Attention: Mr. Jubal S. Terry
Attention: Mr. Terry Logan                  Office:    303-238-8712
Office:  970-382-5990                       FAX:       303-238-3190
FAX:     970-382-9820

3.2 Skyline and Cedar Ridge shall have the right to change their address for notices by giving written notice of such change to the other party.

                                       IV.
                                  GENERAL TERMS
                                  -------------

4.1 This Agreement and all operations conducted on the AMI and the Leases shall be subject to all valid and applicable laws, orders, rules and regulations of any governmental body having jurisdiction over such operations. The obligations of the parties hereunder are intended to be separate and not joint or collective, and nothing in this Agreement or any act by Skyline or Cedar Ridge shall ever be construed or implied as creating a mining partnership, commercial partnership, or other partnership relation; it being the intention of the parties hereto not to create, and this Agreement shall never be construed to create, a mining or other partnership or joint venture.

4.2 Each party's obligations as set out in this Agreement are several and not joint and each party shall be individually responsible for its own obligations as set out in this Agreement and in the Operating Agreement.

4.3 This Agreement shall inure to the benefit of and be binding upon Skyline and Cedar Ridge and their successors and assigns; and this Agreement shall constitute a covenant running with the Leases, and any additional mineral interests acquired under the terms of the AMI.

4.4 This Agreement and the interest in the Leases and/or Fee Interests assigned to Cedar Ridge pursuant to this Agreement may be assigned or transferred, in whole or in part, without the prior written consent of Skyline; provided, however, that in such event Cedar Ridge shall remain liable for the performance of its obligations under this Agreement, the Exhibits attached hereto, and all other documents executed at closing, and further provided that any such assignment shall nevertheless be void unless it is made expressly subject to this Agreement. Likewise, this Agreement and the interest in the Leases and Fee subject to this agreement may be assigned or transferred by Skyline, in whole or in part, without the prior written consent of Cedar Ridge; provided, however, that in such event Skyline shall remain liable for the performance of its obligations under this Agreement, the Exhibits attached hereto, and all other documents executed at closing, and further provided that any such assignment shall nevertheless be void unless it is made expressly subject to this Agreement.

4.5 THIS AGREEMENT, THE JOINT OPERATING AGREEMENT, AND ANY OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONSHIP BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW.

4.6 Cedar Ridge represents and acknowledges that prior to entering into this Agreement, Cedar Ridge was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Leases and the value thereof. Cedar Ridge represents and acknowledges that it is knowledgeable in the area of oil and gas, including coal seam gas exploration and development, and is able to bear the economic risk of any oil and gas investment Cedar Ridge is obligated to or might choose to make in the Leases and that Cedar Ridge is capable of evaluating the merits and risks of investments in the Leases. Cedar Ridge represents and acknowledges that it is acquiring the Leases for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.


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

4.7 This Agreement, the Purchase and Sale Agreement dated February 17, 2003, and the documents dated March 7, 2003 and signed contemporaneously with this Agreement, contain the entire understanding of the parties hereto with respect to the subject matter hereof and shall supercede all prior agreements, understandings, negotiations and discussions among the parties with respect to such subject matter. No representations, inducements, promises, or agreements, oral or otherwise, which are not embodied in this Agreement, the Purchase and Sale Agreement dated February 17, 2003, and the other March 7, 2003 documents, shall be of any force or effect. This Agreement may be executed in any number of counterparts, each of which will be considered an original for all purposes. Skyline and Cedar Ridge contributed to the preparation of this Agreement and the terms and conditions contained herein shall not be construed in a light more favorable to one party than the other.

4.8 If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the offending provision or provisions shall be reformed, and the remaining provisions interpreted, so as to give effect, to the maximum extent permissible, to the agreement of the parties as set out herein.

4.9 Neither Skyline nor Cedar Ridge shall make, nor permit any of its affiliates or representatives to make, any news release or other public disclosure pertaining to this Agreement or the transactions contemplated hereby without the prior written approval of the other parties as to timing, form and content, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make such news release or other public disclosure which, in the opinion of such party's legal counsel, is required to be made by such party pursuant to the applicable securities laws or securities exchange rules.

     If the foregoing terms and conditions confirm your understanding of our Agreement, please execute in the space provided below for your signature and return one (1) fully executed original of this Agreement to our offices at the above address.

Yours very truly,

CEDAR RIDGE L.L.C.



/s/ Terry L. Logan
----------------------------------------
Terry L. Logan
Manager

Attachments
Agreed to and accepted this the 24th day of March, 2003, but effective February 28, 2003 at 11:59 p.m.

SKYLINE RESOURCES, INC

/s/ Jubal S. Terry
-----------------------------------------
By: Jubal S. Terry, President/CEO